UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2013

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Salary Changes for Certain Executive Officers

On May 23, 2013 the Compensation, Nominating and Governance Committee (the “Committee”) of the Board of Directors of Alphatec Holdings, Inc. (the “Company”) made adjustments to the base salaries of two of the Company’s executive officers listed below, effective as of May 6, 2013. The changes in base salary were made to maintain alignment of their base salaries to approximately the 50th percentile of the Company’s peer group, which is consistent with the overall approach of the Committee regarding base salary. The new base salaries for these officers are set out below.

Executive Officer:	Base Salary:
Leslie Cross, Chairman and CEO	$525,000
Ebun Garner, General Counsel and SVP	$280,000

Bonus Percentage Changes for Certain Executive Officers

On May 23, 2013 the Committee made adjustments to target bonus percentage the Company’s executive officers. The changes in bonus target percentage were made to further incentivize the executive officers to achieve the corporate financial targets that are required for the payment of bonuses in 2013. The new target bonus percentages for these officers are set out below.

Executive Officer:	Target Bonus Percentage:
Leslie Cross, Chairman and CEO	80%
W. Patrick Ryan, COO and President, International	60%
Michael O’Neill, CFO	60%
Thomas McLeer, SVP, U.S. Commercial Operations	60%
Ebun Garner, General Counsel and SVP	60%

2013 Bonus Plan for Messrs. Cross, O’Neill, Ryan, McLeer and Garner

On May 23, 2013 the Committee approved the 2013 bonus plan for each of Messrs. Cross, Ryan, O’Neill, McLeer and Garner. For each individual, the target cash bonus is a formula expressed as percentages of each executive’s 2013 base salary, subject to the achievement of corporate performance criteria. The corporate performance criteria were predicated on the achievement of: (i) certain revenue and income targets, and (ii) certain annual free cash flow (defined as EBITDA plus or minus change in working capital (inventory, receivables, payables) minus capital expenditures) targets. Each set of targets were established by the Committee in accordance with the 2013 operating plan that was approved by the Company’s Board of Directors. For Mr. Cross, 100% of his bonus is based upon the Company’s performance compared to the revenue and income targets. For the remainder of the executive officers, 83.33% of their bonus is based upon Company’s performance compared to the revenue and income targets, and 16.67% of their bonus is based upon the Company’s performance compared to the free cash flow targets. For each of the first three quarters of 2013, up to 12.5% of an executive officer’s bonus amount is payable if the revenue and income targets for such quarter are achieved. The remainder of the target bonus amount (up to 62.5% of the total target bonus amount) is payable upon the achievement of annual targets. With respect to payments for annual targets the amount actually paid can be above or below the target amount based on the Company’s performance. The Committee approved all financial performance criteria for the awarding of such cash bonuses and the Chairman and CEO presented the financial criteria to each executive officer for their confirmation of the achievability of such criteria. The Committee presented the financial performance criteria to the Chairman and CEO for his confirmation of the achievability of such criteria.

With respect to all of the bonuses described above, The Company must achieve a threshold of financial performance that was established by the Committee before any of the bonuses set forth above would become payable, however the Committee has the authority to issue bonuses if such criteria had not been achieved if circumstances warranted the payment of such bonus. The quarterly bonuses described above are subject to repayment by the executive officers in the event that a quarterly bonus is paid and the Company does not achieve a threshold of annual financial performance that was established by the Committee. The first quarter bonus payment was made in May 2013.

2013 Bonus Plan for Mr. Asai

On May 23, 2013 the Committee approved the 2013 bonus plan for Mr. Asai. Mr. Asai’s target cash bonus is a formula expressed as a percentage of Mr. Asai’s 2013 base salary, subject to the achievement of corporate performance criteria of the Company’s affiliate, Alphatec Pacific, Inc. The corporate performance criteria was predicated on the achievement of certain revenue and pre-tax profitability goals for Alphatec Pacific. The Committee approved all financial performance criteria for the awarding of this cash bonus and the Chairman and CEO presented such financial criteria to Mr. Asai for his confirmation of the achievability of such criteria. With respect to payments for annual targets the amount actually paid can be above or below the target amount based on the Company’s performance.

With respect to the bonus described above, Alphatec Pacific must achieve a threshold of financial performance that was established by the Committee before any bonus set forth above would become payable, however the Committee had the authority to issue bonuses if such criteria had not been achieved if circumstances warranted the payment of such bonus.

Under the 2013 Bonus Plan, the range of bonus opportunity as a percentage of 2013 base salary for each of our executive officers is as follows:

Name	2012 Base Salary		2012 Target Bonus Percentage

Les Cross, Chairman and CEO	$525,000		80%
W. Patrick Ryan, COO and President, International	$350,000		60%
Michael O’Neill, CFO	$325,000		60%
Thomas McLeer, SVP, U.S. Commercial Operations	$325,000		60%
Ebun Garner, General Counsel and SVP	$280,000		60%
Mitsuo Asai, President, Alphatec Pacific	$361,055	(1)	25%

(1)	For the purposes of this table, Mr. Asai’s 2013 base salary was converted from Japanese Yen to U.S. Dollars using the exchange rate as of December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: May 28, 2013	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President